Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-84818 on Form S-4 and Registration Statements No. 333-06133, No. 333-42280, No. 333-81491, No. 333-90209, No. 333-88342 and No. 333-117739 on Form S-8 of Zomax Incorporated, of our reports dated March 15, 2006, relating to the financial statements and financial statement schedule of Zomax Incorporated, and Management’s Report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Zomax Incorporated for the year ended December 30, 2005.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 15, 2006